Oramed Pharmaceuticals Announces Successful Phase 2A Clinical Trial of its Oral Insulin Capsule

The trial demonstrated the safety and efficacy of the ORMD 0801- oral insulin capsule

JERUSALEM, Israel - August 6, 2008 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced today successful results from the clinical trial of its oral insulin capsule, ORMD 0801. The trial demonstrated that the product had a good safety profile and was well tolerated and effective in lowering blood glucose levels in patients with type 2 diabetes.

The study was conducted at Hadassah University Medical Center in Jerusalem and was a continuation of the successful Phase 1B trials that Oramed completed earlier this year.

This trial was the first to expose patients with type 2 diabetes to ORMD 0801 and its primary goals were to assess the safety, tolerability and pharmcodynamic effects in these patients.

ORMD 0801 was well tolerated by all patients and had a good safety profile; no serious adverse events were encountered throughout the study. In 6 of the 9 subjects analyzed, statistically significant reductions in glucose as well as C-peptide were observed.

“We are pleased with the results from the Phase 2A trial as they showed that ORMD 0801 was effective and there were no safety issues,” said Oramed’s Chief Scientist, Dr. Miriam Kidron. “We look forward to our next phase of testing and taking the next steps towards making an oral insulin capsule a reality for millions of diabetics around the world.”

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Eric Rosenberg
Cell: + 972-54-566-7713
Office: + 972-2-566-0001
Email: eric@oramed.com

Media Contacts:
Ruder Finn Israel for Oramed
Matthew Krieger
Cell: + 972-54-467-6950
Office: + 972-2-589-2003
Email: matthew@oramed.com